Kewaunee Scientific Reports
Results for First Quarter of Fiscal Year 2024

Exchange:    NASDAQ (KEQU)                Contact:    Donald T. Gardner III
                                    704/871-3274

STATESVILLE, N.C. August 31, 2023 – PRNewswire / Kewaunee Scientific Corporation (NASDAQ: KEQU) today announced results for its first quarter ended July 31, 2023.

Fiscal Year 2024 First Quarter Results:

Sales during the first quarter of fiscal year 2024 were $49,839,000, a decrease of 0.6% compared to sales of $50,123,000 from the prior year's first quarter. Pre-tax earnings for the quarter were $3,412,000 compared to a pre-tax loss of $340,000 for the prior year quarter. Net earnings were $2,474,000 compared to a net loss of $747,000 for the prior year quarter. EBITDA1 for the quarter was $4,305,000 compared to $275,000 for the prior year quarter. Diluted earnings per share was $0.86 compared to a diluted loss per share of ($0.27) in the prior year quarter.

The Company’s order backlog was $140.8 million on July 31, 2023, as compared to $174.0 million on July 31, 2022, and $147.9 million on April 30, 2023.

Domestic Segment - Domestic sales for the quarter were $35,420,000, a decrease of 5.5% from sales of $37,468,000 in the prior year quarter. The decrease in Domestic sales was predominantly related to the elimination of installation revenue related to the Company's decision to no longer sell directly to end users, which typically included installation services. Domestic segment net income was $2,711,000 compared to $98,000 in the prior year quarter. Domestic segment EBITDA was $4,578,000 compared to $711,000 for the prior year quarter. Domestic segment profitability improved versus the prior year quarter because of the strategic go-to-market decisions made in the previous year to stop selling direct, as well as improved manufacturing productivity and cost containment actions.

International Segment - International sales for the quarter were $14,419,000, an increase of 13.9% from sales of $12,655,000 in the prior year quarter due to the continued delivery of several large projects awarded in prior periods. International segment net income was $469,000 compared to $687,000 in the prior year's quarter. International segment EBITDA was $670,000 compared to $1,051,000 for the prior year quarter. EBITDA for the quarter was reduced by $316,000 when compared to the previous year period primarily due to a change in the Corporate cost allocation methodology after completing an updated transfer pricing study.

Corporate Segment – Corporate segment pre-tax net loss was $1,004,000 for the quarter, as compared to a pre-tax net loss of $1,532,000 in the prior year period. Corporate segment EBITDA for the quarter was ($943,000) compared to corporate segment EBITDA of
1 EBITDA is a non-GAAP financial measure. See the table below for a reconciliation of EBITDA and segment EBITDA to net earnings (loss), the most directly comparable GAAP measure.

CORPORATE OFFICES ● P. O. BOX 1842, STATESVILLE, NORTH CAROLINA 28687-1842 ● 2700 WEST FRONT STREET, STATESVILLE, NORTH CAROLINA 28677-2927
PHONE 704-873-7202 ● FAX 704-873-1275

($1,487,000) for the prior year quarter. The improved EBITDA was driven by the Corporate cost allocation methodology change discussed above.

Total cash on hand on July 31, 2023 was $21,568,000, as compared to $13,815,000 on April 30, 2023. The increase in cash was primarily from improved operating performance. Working capital was $49,291,000, as compared to $48,266,000 at the end of the first quarter last year and $47,867,000 on April 30, 2023. The Company had short-term debt of $5,054,000 as of July 31, 2023, as compared to $3,587,000 on April 30, 2023. Long-term debt was $28,846,000 on July 31, 2023, as compared to $29,007,000 on April 30, 2023. The Company’s debt-to-equity ratio on July 31, 2023 was 1.05-to-1, as compared to 1.08-to-1 on April 30, 2023.

"Fiscal year 2024 commenced with an outstanding financial performance for Kewaunee," said Thomas D. Hull III, Kewaunee's President and Chief Executive Officer. "This performance was driven by the investments that we have been making in the Company's domestic operations in continuous improvement, 5-S and cost containment programs, coupled with the capital refreshment program executed over the past year. These capabilities, along with solid customer demand, resulted in a very strong operating performance during the quarter."

"Kewaunee's international business remains strong as the team remains focused on delivering a number of large, multi-year projects that were previously awarded."

"We are operating more efficiently based on our ability to focus solely on supporting our dealer and distribution partners domestically while continuing to provide turnkey solutions in the international markets. Looking forward, this improved focus, combined with a strong global management team, a healthy order backlog, improved manufacturing capabilities, and markets that continue to prioritize investment in projects requiring products Kewaunee designs and manufactures positions the Company well."

EBITDA and Segment EBITDA Reconciliation

Quarter Ended July 31, 2022	Domestic	International	Corporate	Consolidated
Net Earnings (Loss)	$98	$687	$(1,532)	$(747)
Add/(Less):
Interest Expense	—	31	353	384
Interest Income	—	(110)	(356)	(466)
Income Taxes	—	379	—	379
Depreciation and Amortization	613	64	48	725
EBITDA	$711	$1,051	$(1,487)	$275

Quarter Ended July 31, 2023	Domestic	International	Corporate	Consolidated
Net Earnings (Loss)	$2,711	$469	$(706)	$2,474
Add/(Less):
Interest Expense	380	36	14	430
Interest Income	—	(213)	(1)	(214)
Income Taxes	913	282	(298)	897
Depreciation and Amortization	574	96	48	718
EBITDA	$4,578	$670	$(943)	$4,305

About Non-GAAP Measures

EBITDA and Segment EBITDA are calculated as net earnings (loss), less interest expense and interest income, income taxes, depreciation, and amortization. We believe EBITDA and Segment EBITDA allow management and investors to compare our performance to other companies on a consistent basis without regard to depreciation and amortization, which can vary significantly between companies depending upon many factors. EBITDA and Segment EBITDA are not calculations based upon generally accepted accounting principles, and the method for calculating EBITDA and Segment EBITDA can vary among companies. The amounts included in the EBITDA and Segment EBITDA calculations, however, are derived from amounts included in the historical consolidated statements of operations. EBITDA and Segment EBITDA should not be considered as alternatives to net earnings (loss) or operating earnings (loss) as an indicator of the Company’s operating performance, or as an alternative to operating cash flows as a measure of liquidity.

About Kewaunee Scientific

Founded in 1906, Kewaunee Scientific Corporation is a recognized global leader in the design, manufacture, and installation of laboratory, healthcare, and technical furniture products. The Company’s products include steel and wood casework, fume hoods, adaptable modular systems, moveable workstations, stand-alone benches, biological safety cabinets, and epoxy resin work surfaces and sinks.

The Company’s corporate headquarters are located in Statesville, North Carolina. Sales offices are located in the United States, India, Saudi Arabia, and Singapore. Three manufacturing facilities are located in Statesville serving the domestic and international markets, and one manufacturing facility is located in Bangalore, India serving the local, Asian, and African markets. Kewaunee Scientific's website is located at http://www.kewaunee.com.

This press release contains statements that the Company believes to be "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. All statements other than statements of historical fact included in this press release, including statements regarding the Company's future financial condition, results of operations, business operations and business prospects, are forward-looking statements. Words such as "anticipate," "estimate," "expect," "project," "intend," "plan," "predict," "believe" and similar words, expressions and variations of these words and expressions are intended to identify forward-looking statements. Such forward-looking statements are subject to known and unknown risks, uncertainties, assumptions, and other important factors that could significantly impact results or achievements expressed or implied by such forward-looking statements. Such factors, risks, uncertainties and assumptions include, but are not limited to: competitive and general economic conditions, including disruptions from government mandates, both domestically and internationally, as well as supplier constraints and other supply disruptions; changes in customer demands; technological changes in our operations or in our industry; dependence on customers’ required delivery schedules; risks related to fluctuations in the Company’s operating results from quarter to quarter; risks related to international operations, including foreign currency fluctuations; changes in the legal and regulatory environment; changes in raw materials and commodity costs; acts of terrorism, war, governmental action, and natural disasters and other Force Majeure events. The cautionary statements made pursuant to the Reform Act herein and elsewhere by us should not be construed as exhaustive. We cannot always predict what factors would cause actual results to differ materially from those indicated by the forward-looking statements. Over time, our actual results, performance, or achievements will likely differ from the anticipated results, performance or achievements that are expressed or implied by our forward-looking statements, and such difference might be significant and harmful to our stockholders’ interest. Many important factors that could cause such a difference are described under the caption “Risk Factors,” in Item 1A of our Annual Report on Form 10-K for the fiscal year ended April 30, 2023, which you should review carefully, and in our subsequent quarterly reports on Form 10-Q and current reports on Form 8-K. These reports are available on our investor relations website at www.kewaunee.com and on the SEC website at www.sec.gov. These forward-looking statements speak only as of the date of this document. The Company assumes no obligation, and expressly disclaims any obligation, to update any forward-looking statements, whether as a result of new information, future events or otherwise.

Kewaunee Scientific Corporation
Condensed Consolidated Statements of Operations
(Unaudited)
($ and shares in thousands, except per share amounts)

	Three Months Ended July 31,
	2023	2022
Net sales	$49,839	$50,123
Cost of products sold	37,925	43,927
Gross profit	11,914	6,196
Operating expenses	8,106	6,592
Operating profit (loss)	3,808	(396)
Pension expense	(41)	(27)
Other income, net	75	467
Interest expense	(430)	(384)
Profit (loss) before income taxes	3,412	(340)
Income tax expense	897	379
Net earnings (loss)	2,515	(719)
Less: Net earnings attributable to the non-controlling interest	41	28
Net earnings (loss) attributable to Kewaunee Scientific Corporation	$2,474	$(747)

Net earnings (loss) per share attributable to Kewaunee Scientific Corporation stockholders
Basic	$0.87	$(0.27)
Diluted	$0.86	$(0.27)
Weighted average number of common shares outstanding
Basic	2,860	2,807
Diluted	2,885	2,807

Kewaunee Scientific Corporation
Condensed Consolidated Balance Sheets
($ in thousands)

	July 31, 2023	April 30, 2023
	(Unaudited)
Assets
Cash and cash equivalents	$12,699	$8,078
Restricted cash	8,869	5,737
Receivables, less allowances	42,461	46,081
Inventories	22,126	21,889
Prepaid expenses and other current assets	7,365	6,135
Total Current Assets	93,520	87,920
Net Property, Plant and Equipment	17,339	16,402
Right of use assets	8,612	9,170
Other assets	5,347	5,406
Total Assets	$124,818	$118,898

Liabilities and Stockholders' Equity
Short-term borrowings	$5,054	$3,587
Current portion of lease obligations	1,998	2,052
Current portion of financing liability	659	642
Accounts payable	22,140	23,599
Other Current Liabilities	14,378	10,173
Total Current Liabilities	44,229	40,053
Long-term portion of lease obligations	6,788	7,284
Long-term portion of financing liability	27,958	28,132
Other non-current liabilities	5,303	4,944
Total Liabilities	84,278	80,413
Kewaunee Scientific Corporation Equity	39,430	37,409
Non-controlling interest	1,110	1,076
Total Stockholders' Equity	40,540	38,485
Total Liabilities and Stockholders' Equity	$124,818	$118,898